  Exhibit 99.1

F & M Bank Corp.---News and Financials

F & M BANK CORP. ANNOUNCES SECOND QUARTER EARNINGS AND DIVIDEND

CONTACT: Neil Hayslett, EVP/Chief Operating Officer	540-896-8941 or NHayslett@FMBankVA.com

TIMBERVILLE, VA—July 25, 2018—F & M Bank Corp. (OTCQX: FMBM), parent company of Farmers & Merchants Bank, announces its financial results for the second quarter ending June 30, 2018.

Selected highlights for the quarter include:

●
Net income of $1.69 million;
●
Net interest margin of 4.64% an increase of 13 BPs compared to one year ago;
●
YTD Net interest income increased $1,175,000;
●
Loans held for investment increased $30.7 million, or 5.1%, compared to one year ago;
●
Total deposits increased $32.1 million, or 6.0%, compared to one year ago;
●
Non-Performing Loans to Assets increase to 1.94% due to two large relationships that were placed on non-accrual status.

Mark Hanna, President, commented “Net income for the second quarter totaled $1.69 million. While this is a $641,000 decrease compared to the second quarter of 2017, our pre-tax core operating earnings increased $709,000 in 2018 to a total of $3.04 million versus $2.33 million in 2017. Core operating earnings excludes the 2018 provision for loan losses. Loans and deposits increased approximately $31 million and $32 million, respectively, in the prior 12 months. This growth continues to drive our net interest margin which rose to 4.64% versus 4.51% when compared to the second quarter of 2017, despite the increase in nonperforming loans.”

Mr. Hanna continued, ‘Non-performing loans and assets increased significantly versus the prior quarter. All of the increase is related to two large commercial relationships. While we continue to work with these borrowers, we recognized a $1.35 million provision for loan losses in the second quarter to reflect our updated assessment of the value of these assets. This additional provision resulted in the allowance for loan loss balance increasing $1,061,000 as compared to year end 2017.”

Hanna further stated, “During the second quarter we completed the rebranding of VBS Mortgage to F&M Mortgage to more closely align our marketing efforts across the companies. On July 19, 2018 our Board of Directors declared a second quarter dividend of $.25 per share to common shareholders. Based on our most recent trade price of $37.55 per share this constitutes a 2.66% yield on an annualized basis. The dividend will be paid on August 16, 2018, to shareholders of record as of August 2, 2018.”

Highlights of our financial performance are included below.

F & M Bank Corp. is an independent, locally-owned, financial holding company, offering a full range of financial services, through its subsidiary, Farmers & Merchants Bank’s thirteen banking offices in Rockingham, Shenandoah, Page and Augusta Counties, Virginia. The Bank also provides additional services through a loan production office located in Penn Laird, VA and through its subsidiaries, F&M Mortgage and VSTitle, both of which are located in Harrisonburg, VA. Additional information may be found by contacting us on the internet at www.fmbankva.com or by calling (540) 896-8941.

This press release may contain “forward-looking statements” as defined by federal securities laws, which may involve significant risks and uncertainties. These statements address issues that involve risks, uncertainties, estimates and assumptions made by management, and actual results could differ materially from the results contemplated by these forward-looking statements. Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in: interest rates, general economic conditions, legislative and regulatory policies, and a variety of other matters. Other riskfactors are detailed from time to time in our Securities and Exchange Commission filings. Readers should consider these risks and uncertainties in evaluating forward-looking statements and should not place undue reliance on such statements. We undertake no obligation to update these statements following the date of this press release.

F & M Bank Corp.
Key Statistics

	2018			2017
	Q2	Q1	YTD	Q2	Q1	YTD
Net Income (000's)	$1,687	$1,973	$3,660	$2,328	$2,345	$4,673
Net Income available to Common	$1,583	$1,870	$3,453	$2,223	$2,241	$4,464
Earnings per common share	$0.49	$0.57	$1.06	$0.68	$0.68	$1.36

Return on Average Assets	0.91%	1.11%	0.98%	1.28%	1.29%	1.28%
Return on Average Equity	7.38%	8.75%	8.06%	10.48%	10.84%	10.60%
Dividend Payout Ratio exc Special Dividend	51.32%	43.53%	47.10%	33.82%	32.35%	33.09%
Dividend Payout Ratio with Special Dividend	-	78.35%	65.95%

Net Interest Margin	4.64%	4.78%	4.73%	4.51%	4.42%	4.46%
Yield on Average Earning Assets	5.29%	5.38%	5.37%	5.08%	4.99%	5.03%
Yield on Average Interest Bearing Liabilities	0.94%	0.87%	0.91%	0.78%	0.80%	0.78%
Net Interest Spread	4.35%	4.51%	4.46%	4.30%	4.19%	4.25%

Provision for Loan Losses (000's)	$1,350	$680	$2,030	$-	$-	$-
Net Charge-offs	$660	$309	$969	$100	$227	$327
Net Charge-offs as a % of Loans	0.42%	0.20%	0.31%	0.07%	0.15%	0.09%
Non-Performing Loans (000's)	$14,977	$7,730	$14,977	$5,677	$5,091	$5,677
Non-Performing Loans to Total Assets	1.94%	1.06%	1.94%	0.76%	0.71%	0.76%
Non-Performing Assets (000's)	$17,011	$9,758	$17,011	$7,685	$7,184	$7,685
Non-Performing Assets to Assets	2.21%	1.34%	2.21%	1.03%	1.00%	1.03%

Efficiency Ratio	65.62%	66.52%	66.06%	66.38%	66.85%	66.62%

(1)
The net interest margin is calculated by dividing tax equivalent net interest income by total average earning assets. Tax equivalent interest income is calculated by grossing up interest income for the amounts that are nontaxable (i.e. municipal securities and loan income) then subtracting interest expense. The tax rate utilized is 21%. The Company’s net interest margin is a common measure used by the financial service industry to determine how profitable earning assets are funded. Because the Company earns nontaxable interest income from municipal loans and securities, net interest income for the ratio is calculated on a tax equivalent basis as described above.
(2)
The efficiency ratio is not a measurement under accounting principles generally accepted in the United States. The efficiency ratio is a common measure used by the financial service industry to determine operating efficiency. It is calculated by dividing non-interest expense by the sum of tax equivalent net interest income and non-interest income excluding gains and losses on the investment portfolio. The Company calculates this ratio in order to evaluate how efficiently it utilizes its operating structure to create income. An increase in the ratio from period to period indicates the Company is losing a greater percentage of its income to expenses.

F & M Bank Corp.
Financial Highlights

	For Six Months Ended June 30,
INCOME STATEMENT	Unaudited 2018	Unaudited 2017
Interest and Dividend Income	$17,704,577	$16,265,977
Interest Expense	2,093,930	1,830,777
Net Interest Income	15,610,647	14,435,200
Non-Interest Income	3,731,640	3,927,500
Provision for Loan Losses	2,030,000	-
Other Non-Interest Expenses	13,109,715	11,971,269
Income Before Income Taxes	4,202,572	6,391,431
Provision for Income Taxes	537,915	1,686,480
Less Minority Interest (income)/loss	(4,832)	(31,786)
Net Income	$3,659,825	$4,673,165
Dividend on preferred stock	206,646	208,686
Net Income available to common shareholders	$3,453,179	$4,464,479
Average Common Shares Outstanding	3,253,007	3,271,318
Net Income Per Common Share	1.06	1.36
Dividends Declared	.70	.45

BALANCE SHEET	Unaudited June 30, 2018	Unaudited June 30, 2017
Cash and Due from Banks	$9,734,887	$7,875,821
Interest Bearing Bank Deposits	1,565,043	614,644
Federal Funds Sold	2,064,000	3,174,000
Loans Held for Sale	49,820,520	51,766,953
Loans Held for Investment	634,122,196	603,434,882
Less Allowance for Loan Losses	(7,105,287)	(7,216,176)
Net Loans Held for Investment	627,016,909	596,218,706
Securities	23,156,192	39,106,847
Other Assets	57,310,216	45,505,787
Total Assets	$770,667,767	$744,262,758

Deposits	$568,565,909	$536,486,237
Short Term Debt	46,000,000	50,000,000
Long Term Debt	47,434,221	51,937,857
Other Liabilities	16,903,229	16,165,865
Total Liabilities	678,903,359	654,589,959
Preferred Stock	7,487,873	7,588,873
Common Equity	84,276,535	82,083,926
Stockholders’ Equity	91,764,408	89,672,799
Total Liabilities and Stockholders’ Equity	$770,667,767	$744,262,758
Book Value Per Common Share	$25.99	$25.07
Tangible Book Value Per Common Share	$26.15	$24.95

SOURCE:
F & M Bank Corp.
CONTACT:
Neil Hayslett, EVP/Chief Operating Officer

540-896-8941 or NHayslett@FMBankVA.com